Exhibit 5.1
2200 Ross Avenue, Suite 2800 • Dallas, Texas 75201-2784
Main: 214 855 8000 • Facsimile: 214 855-8200
October 24, 2011
Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
Ladies and Gentlemen:
We have acted as counsel to Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-3 as filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (as may be subsequently amended, the “Registration Statement”). The Registration Statement relates to the registration by the Company of an aggregate of up to 13,253,445 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) which may be issued upon the exercise of warrants issued on October 14, 2011 as a dividend to the holders of shares of the Company’s common stock and to holders of exchangeable shares of the Company’s indirect wholly-owned subsidiary, MHR Exchangeco Corporation, as of the close of business on August 31, 2011. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.
In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.
Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued by the Company in accordance with the terms of the warrants agreement against payment of the exercise price as provided therein, will be duly and validly issued, fully paid and nonassessable.
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www.fulbright.com

Magnum Hunter Resources Corporation
October 24, 2011

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ FULBRIGHT & JAWORSKI L.L.P.
FULBRIGHT & JAWORSKI L.L.P.